Exhibit 99.1

News Release

Media Line: 410 470-7433
www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell
410 470-7433
Investor Contacts:	Tonya Cultice
410 470-5619

Constellation Energy Partners Reports First Quarter Results

- Announces Strong Performance on 2008 Program

- Reaffirms Adjusted EBITDA, Production and Capital Forecast

HOUSTON, May 8, 2008 - Constellation Energy Partners LLC (NYSE Arca: CEP) today reported first quarter results, announced strong performance on its 2008 program for newly drilled wells and recompletions, and reaffirmed the Adjusted EBITDA, net production, and capital spending forecast for 2008.

The company produced 4,043 MMcfe for the first quarter, up 230 percent from first quarter 2007, resulting in Adjusted EBITDA of $17.5 million, an increase of 142 percent over first quarter 2007. Net income on a generally accepted accounting principles (GAAP) basis for first quarter 2008 was $2.5 million, up 9 percent from first quarter 2007.

During the first quarter, the company worked on 97 wells and recompletions out of the 200 to 230 planned for its 2008 program. The company completed 29 wells and 11 recompletions. An additional 57 wells and recompletions were in progress, which are expected to flow to sales by the end of the third quarter.

“Our program performance for the first quarter was very strong. We completed the 2008 program in the Black Warrior Basin and have now turned our focus to preparing for 2009,” said Stephen Brunner, chief executive officer of Constellation Energy Partners. “Our efforts in the Cherokee Basin were equally as impressive considering the extreme inclement winter weather and subsequent recovery efforts, which delayed our program at the beginning of the year. Our ability to bring production back to pre-storm levels is a significant achievement. Our activities in the first quarter establish a solid foundation for the remainder of the year.”

The company reaffirmed the 2008 Adjusted EBITDA forecast range of $94 million to $105 million, an increase of 79 percent to 100 percent over 2007 results. The company also reaffirmed the 2008 net production forecast range of 17 Bcfe to 20 Bcfe and forecast capital spending of $44.5 million.

The company revised the 2008 Operating Expense forecast range to $54.5 million to $57.5 million, up from the original forecast range of $47.5 million to $57.5 million. The revision was driven by higher than expected one-time Lease Operating Expenses (LOE) related to field realignment, the extreme impact of last winter’s weather and subsequent recovery costs, and an accumulation of other smaller charges such as the true up for the Newfield transition services agreement. The company estimates LOE for the remainder of the year will return to an estimated run rate of $1.90 to $2.10 per Mcfe.

“Our first quarter performance has positioned us well to achieve our full year forecast for Adjusted EBITDA, net production and capital spending and we are comfortable that our new operating expense forecast is both appropriate and achievable,” said Brunner.

“As we look to the remainder of the year, we are optimistic about our efforts to drive cash flow stability through our producing asset base and hedging program. We also are targeting potential additional value through horizontal drilling, operational efficiencies and partnership opportunities. We are progressing well with each of these areas and believe our efforts will further enhance cash flow stability and drive future value.”

Non-GAAP Measures

We present Adjusted EBITDA and Distributable Cash Flow in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; long-term incentive plan expense; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives. Distributable Cash Flow is defined as Adjusted EBITDA less maintenance capital expenditures and cash interest expense. Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

Adjusted EBITDA and Distributable Cash Flow are used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We also provide our earnings forecast in terms of Adjusted EBITDA. We are unable to reconcile our forecast to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives and equity investments or asset impairments, due to the difficulty of doing so.

SEC Filings

CEP intends to file its Form 10-Q for the quarter ended March 31, 2008, on or about May 9, 2008.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (ET) to review its financial results and discuss its business outlook for 2008.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 322-9245 shortly before 9:00 a.m. (CDT). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (888) 375-1053 or (203) 369-0293 (international). A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (http://www.constellationenergypartners.com). A webcast replay, as well as a replay in downloadable MP3 format will also be available on the site approximately one hour after the completion of the call.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended March 31,
	2008		2007
Net Production:
Total production (MMcfe)	4,043		1,227
Average daily production (Mcfe/day)	44,429		13,633

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.73	(a)	$9.22	(a)
Net realized price, excluding hedges	$7.62		$6.97
(a) Excludes impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	29		8
Net Recompletions	11		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Oil and gas sales	$32,388	$11,307
Gain/(Loss) from mark-to-market activities	(2,956)	(2,782)

Total Revenues	$29,432	$8,525

Operating expenses:
Lease operating expenses	9,064	1,595
Cost of sales	1,148	—
Production taxes	1,665	459
General and administrative	3,335	1,619
(Gain)/Loss on sale of equipment	(211)	95
Depreciation, depletion and amortization	9,533	1,959
Accretion expense	101	36

Total operating expenses	24,635	5,763

Other expenses:
Interest (income) expense, net	2,319	508
Other (income) expense	14	—

Total expenses	26,968	6,271

Net income (loss)	$2,464	$2,254

Adjusted EBITDA	$17,511	$7,237

EPS - Basic	$0.11	$0.20
EPS - Basic Units Outstanding	22,347,682	11,320,300

EPS - Diluted	$0.11	$0.20
EPS - Diluted Units Outstanding	22,351,672	11,320,300

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	($ in thousands)
Current assets	$40,756	$45,873
Natural gas properties, net of accumulated depreciation, depletion and amortization	695,083	643,653
Other assets	15,321	17,129

Total assets	$751,160	$706,655

Current liabilities	$48,572	$20,551
Debt	212,000	153,000
Other long-term liabilities	32,779	16,702

Total liabilities	293,351	190,253

Class D Interests	6,667	7,000

Common members’ equity	495,167	505,178
Accumulated other comprehensive income	(44,025)	4,224

Total members’ equity	451,142	509,402

Total liabilities and members’ equity	$751,160	$706,655

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Net income	$2,464	$2,254
Add:
Interest expense/(income), net	2,319	508
Depreciation, depletion and amortization	9,533	1,959
Accretion of asset retirement obligation	101	36
(Gain)/Loss on sale of asset	(211)	95
Loss from mark-to-market activities	2,956	2,782
Long-term incentive plan	98	—
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	251	(397)

Adjusted EBITDA (1)	$17,511	$7,237

Maintenance capital (2)	6,750	1,238
Drilling fund	(1,500)	—
Interest expense (cash)	3,500	424

Distributable Cash	$8,761	$5,575

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

—	interest (income) expense;
—	depreciation, depletion and amortization;
—	write-off of deferred financing fees;
—	impairment of long-lived assets;
—	(gain) loss on sale of assets;
—	(gain) loss from equity investment;
—	long-term incentive plan expense;
—	accretion of asset retirement obligation;
—	unrealized (gain) loss on natural gas derivatives; and
—	realized loss (gain) on cancelled natural gas derivatives
(2)	Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.